                                                                   EXHIBIT 10.11

                           [LETTERHEAD APPEARS HERE]

                               February 6, 1998

Dear John:

I am delighted to extend you this employment offer. This letter outlines commitments that we have verbally communicated. Should you have any questions, please don't hesitate to contact me.

Your title will be Vice-President of Development, and you will report directly to the CEO. Today, Pierre Lamond is Plumtree's Acting CEO. You will be a member of the company's executive committee. Your exact date of employment is March 1, 1998.

Compensation: Your starting salary will be $150,000 per annum, payable in accordance with the Company's standard practices. Employees presently are paid on the fifteenth and last day of each month.

In addition, subject to approval by the Company's Board of Directors and, if applicable, the Company's shareholders, you will receive options to purchase 300,000 shares of the Company's common stock pursuant to the Company's stock option plan. After twelve months of employment, 25% of such options will vest. The remaining options will vest in equal amounts thereafter at the rate of 1/36th of such remaining options per month. All such options will vest after four years of employment at the Company. The exercise price of such options will be equal to the fair market value of the Company's common stock, as determined by the Board of Directors, at a meeting of the Board of Directors following your acceptance of the offer.

Benefits: The Company presently provides medical and dental coverage for its employees and their eligible dependents at no additional cost. In addition, the Company presently provides its employees with vision, life, accidental death and dismemberment and disability salary continuation insurance. Benefit coverage begins on the date of your employment with the Company.

The terms described in this letter shall be the terms of your employment and shall supersede any prior discussion, writings or commitments. Any additions or modifications would have to be in writing and signed by you and the appropriate officer of Plumtree Software, Inc.

Again, I'm delighted with your decision and look forward to working with you. Please advise us no later than February 10, 1998 of your acceptance of our offer. Until then, please don't hesitate to call on any of us if we can be of assistance to you.


Sincerely,

/s/ Glenn Kelman                                                  /s/ John Hogan
----------------                                                  --------------
Glenn Kelman
Vice-President of Product Management & Marketing

                      [LETTER HEAD OF PLUMTREE SOFTWARE]


                               February 12, 1998


John:

This letter formalizes today's agreement struck between you and Plumtree Software's chairman, Pierre Lamond, regarding the acceleration of your 300,000 shares of Plumtree Software stock in the event of an acquisition. If another company acquires Plumtree Software at any time, your vesting schedule will accelerate by two years. If, for example, Plumtree Software is acquired after you have worked at Plumtree Software for one year, 75 percent of your stock will vest, the equivalent of what would have normally vested after a tenure of three years. If Plumtree Software is acquired after you have worked at Plumtree Software for two years, the acquisition will precipitate full vesting. This agreement supercedes all prior oral agreements regarding acceleration of vesting.

Sincerely,

/s/ Glenn Kelman
---------------------------
Glenn H. Kelman
Vice-President of Product Management & Marketing
Plumtree Software




                          /s/ John Hogan
                          -------------------------